EXHIBIT 10.1

A BINDING FARM-OUT AGREEMENT

EAST WADI ARABA CONCESSION - EGYPT

This Agreement made the 6th day of August, 2005 between Dover Investments Limited a Corporation organized and existing under the laws of the Province of Ontario, Canada (hereinafter referred to as “Dover”), TransPacific Petroleum Corp., a Corporation organized and existing under the laws of the Province of British Columbia, Canada (hereinafter referred to as "TransPacific") and Mogul Energy Ltd., a Corporation organized and existing under the laws of the Province of British Columbia Canada (hereinafter referred to as “Mogul”) and Ghareeb Awad of the City of Richmond British Columbia, Canada (hereinafter referred to as “Awad”).

Whereas Dover has entered into a Concession Agreement with the Egyptian General Petroleum Corporation (hereinafter referred to as the “EGPC”) and the Arab Republic of Egypt (hereinafter referred to as the “ARE”) for the Concession known as East Wadi Araba (hereinafter referred to as “EWA”) effective as of July 18, 2002 (hereinafter referred to as the “Concession Agreement”).

Whereas the initial exploration period in the Concession Agreement expires on July 17, 2005. Whereas pursuant to the terms of the Concession Agreement Dover had extended the Concession Agreement for a first extension period of two years starting on July 18, 2005.

Whereas exploration and related costs in the approximate amount of Eight Million US Dollars ($8,000,000 US) have been incurred with respect to the EWA Concession.

Whereas Dover and Awad wish to farm-out EWA and Mogul wishes to farm-in EWA. It has been mutually agreed by and between the parties to the following:

1.  Pursuant to the terms of the Concession Agreement Dover had advised the EGPC and the Arab Republic of Egypt that it wishes to extend the Concession Agreement for the first extension period of two years.

2.  For a period of 60 days of signing this agreement, Mogul will be allowed to review the seismic data of EWA and if at Mogul’s sole discretion, is satisfied, will provide a non-refundable deposit of US$25,000 and within an additional 6 months, it will issue to the benefit of EGPC or Dover a letter of guarantee in a form and content that is acceptable to Dover or EGPC from a major bank in Egypt in the amount of Two Million US Dollars ($2,000,000 US) to secure Mogul’s obligations hereunder and to be used in the drilling of their two well obligation. Within one week of issuing the letter of guarantee to EGPC or Dover, Dover will forthwith apply for the consent of the Arab Republic of Egypt to assign to Mogul and TransPacific an Eighty Five percent (85%) interest in the EWA Concession Agreement. Mogul hereby agrees to meet all of the requirements of the EGPC and ARE to complete the assignment to it. In the event that Mogul is not approved by the EGPC, Dover shall maintain the interest in trust for Mogul and TransPacific. This shall not give reason to any of the parties to terminate this agreement. Mogul will remain liable for all requirements under both this agreement and the concession agreement.

3.  On or before October 16, 2005 Mogul will submit a non- refundable US$25,000 deposit to Dover. Upon the submission of the US$2 million L/G by Mogul and the deed of assignment by Dover to EGPC, such deposit will be credited in-full against the cost of acquiring the EWA materials. In the event that Mogul does not proceed with the placing of the US$2,000,000 letter of guarantee on time, the US$25,000 shall be forfeited.

4.  In the event that Mogul fails to deliver the letter of guarantee to EGPC or Dover within the time set out above, this agreement shall be at an end and the parties shall have no further obligations hereunder except that Mogul will forthwith return to Dover all information that it received hereunder pertaining to the EWA Concession and agrees to keep all such information confidential.

5.  Mogul completely at its own expense hereby agrees to drill, complete or abandon two wells in the EWA Concession to test the Nubia or 9,000 feet (whichever comes first) and spend a minimum amount of four million US Dollars ($4,000,000 US) in the drilling and testing of the two wells and, the financial expenditures to be approved by the EGPC. The first well is to be completed to the approval of the EGPC, within two months of Dover submitting for a deed of assignment to Mogul and TransPacific, subject to rig availability. The second well is to be completed to the approval of the EGPC before July 17TH, 2007. In the event of a commercial discovery, Mogul shall pay at its expense all costs to put the wells into production. Dover will allow Mogul to purchase all existing EWA inventory of materials in its EWA drilling operations at cost plus the standard EGPC handling uplift, just prior to drilling their first exploration well.

6.  Upon the signing of this agreement by Dover and Mogul, the submission of a letter of guarantee to EGPC and the assignment of 85% interest to Mogul and TransPacific, Awad and Transpacific will release Dover, and its officers, directors, employees, agents and servants of all claims arising under the May 28, 2001 concerning assignment of an interest in the EWA Concession. Awad hereby agrees that any interest that he or TransPacific may acquire in EWA Concession will be acquired from Mogul’s 85% interest and not from Dover’s interest in the EWA Concession or any interest held by Dover for Dover Petroleum Corp., Robert Salna or Brokton International.

7.  Dover will have a fifteen percent (15%) carried working interest in the EWA Concession. Save and except for the expenses set out herein, Dover will not be responsible for paying any of the expenses and costs howsoever incurred related to the EWA Concession without limiting the generality of the foregoing Dover has no responsibility whatsoever to pay any costs and expenses whether directly or indirectly related to the drilling of the wells in the EWA Concession, nor any such costs related to the development and production of the these wells, except for its proportionate share of all costs incurred by any operating company formed under the Concession Agreement on a commercial discovery being made and only after commercial production is achieved.

8.  TransPacific will assist Mogul in its efforts to evaluate the EWA area and select drilling locations, using Dover’s existing data base and exploration facilities. Transpacific and Mogul will enter into a separate agreement to define each party’s interest in EWA at a subsequent date to be agreed upon between the two parties.

9.  In the case of establishing a discovery or discoveries in EWA, Dover, Mogul and TransPacific will share proportionately, in accordance with their respective interest, all the benefits of the entire cost recovery oil pool, and the profit oil portion of oil production under the Concession Agreement.

10.  Within one month of the approval of the assignment by the Arab Republic of Egypt, Mogul, Dover and TransPacific agree to sign a Joint Operating Agreement, based on the Association of International Petroleum Negotiators (AIPN) most recent model operating agreement, to reflect the terms and spirit of this agreement. The operating agreement shall not be inconsistent with the plain and ordinary meaning of this agreement. If these parties cannot agree as to the terms of the Joint Operating Agreement, this agreement shall remain in full force and effect and constitute the entire agreement between the parties.

11.  Mogul hereby agrees that it shall be fully responsible for all financial commitments that are required and arises by extending the Concession Agreement for the third exploration period of two more years and agrees to pay all costs related thereto right through to production.

12.  Mogul, Dover, Awad and Transpacific agree that all disputes related to this agreement will be determined by arbitration, in accordance with the arbitration rules of the Province of Alberta - Canada by three Arbitrators, one Arbitrator to be selected by each party and the two Arbitrators should agree on the third one. This agreement is governed by the laws of the Province of Alberta, and any disputes arising hereunder shall be resolved by Arbitration to take place in that Province.

13.  This Agreement is the entire agreement between the parties and may not be modified except in writing by agreement of Mogul, Dover, TransPacific and Awad. This agreement supersedes all prior oral and written representations and agreements that Dover is a party to with respect to EWA Concession and becomes effective only after all parties have signed this agreement and the Two Million US Dollars ($2,000,000 US) letter of guarantee is in place to the benefit of Dover or the EGPC.

14.  Dover, Transpacific and Mogul agree that by this agreement they shall not be partners, joint venturers, co-venturers, and fiduciaries to each other. Dover, Transpacific and Mogul agreed that they shall have no liability for the acts or omissions of each other. Mogul and TransPacific cannot extend the third exploration term unless a letter of guarantee for the full financial requirement is in place to cover all the costs of the third term exploration commitments. Mogul is responsible for any financial liabilities it may cause to Dover in the event of an accident or disaster that may occur during the course of its operations that is related to Mogul’s performance of its obligations.

15.  This agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors, heirs and approved assignors. Each party is free to re-assign all or portion of its interest in this agreement to another party, without the approval of any of the parties to this agreement, provided that EGPC will approve such assignments.

In witness whereof, the parties have executed this Agreement this 6th day of August, 2005.

/s/ Robert P. Salna
Dover Investments Limited	Dated: August 6, 2005
Mr. Robert P. Salna - President

/s/ Parvez Tyab
Mogul Energy Ltd.	Dated: August 6, 2005
Mr. Parvez Tyab - President

/s/ Ghareeb M. Awad
Dr. Ghareeb M. Awad	Dated: August 6, 2005

/s/ Ghareeb M. Awad
TransPacific Petroleum Corp.	Dated: August 6, 2005
Dr. Ghareeb M. Awad - President